EXHIBIT 99.1

Contact:	Jon F. Weber
(914) 242-7700
FOR IMMEDIATE RELEASE
AMERICAN REAL ESTATE PARTNERS, L.P.
REPORTS THIRD QUARTER RESULTS
Mount Kisco, New York, November 16, 2005 - American Real Estate Partners, L.P. (“AREP”) (NYSE:ACP) today reported its third quarter financial results. The results reflect the full quarter results for AREP’s oil and gas, gaming and real estate segments as well as the results of AREP’s newly acquired home fashion segment for the eight weeks ended September 30, 2005. Home fashion operations are conducted through AREP’s subsidiary, WestPoint International, Inc., which acquired substantially all the assets of WestPoint Stevens Inc. on August 8, 2005.
Three Months Ended September 30, 2005
For the three months ended September 30, 2005, revenues increased to $331.8 million from $159.5 million during the three months ended September 30, 2004. The increase in revenues was primarily due to the inclusion of AREP’s home fashion segment revenue for the first time. AREP reported an operating loss of $30.2 million for the third quarter of 2005 compared to operating income of $14.3 million for the third quarter of 2004. These results include unrealized losses on oil and gas hedges for the quarter of $79.8 million.
Segments
The following table presents results for the third quarter of 2005 and 2004 by segment ($ in millions):

						Growth/
	Revenue		Growth	Operating income		decline
	2005	2004		2005	2004
Home fashion	$183.7	$—		$(5.1)	$—
Gaming	126.2	119.3	5.8%	11.8	11.2	5.4%
Oil and gas	(2.4)	26.0		(39.6)	1.4
Real estate	24.3	14.2	71.6%	5.9	3.3	78.8%
Holding company	—	—	—	(3.2)	(1.6)	(100.0)%

Total	$331.8	$159.5	108.0%	$(30.2)	$14.3	(311.9)%

Oil and gas revenues include the effect of unrealized losses on derivatives of $79.8 million in 2005 and $9.3 million in 2004.

Home Fashion
On August 8, 2005, WestPoint International, Inc., an indirect subsidiary of AREP, completed the acquisition of substantially all the assets of WestPoint Stevens Inc. WestPoint International is engaged in the business of manufacturing, sourcing, marketing and distributing bed and bath home fashion products.
For the eight weeks ended September 30, 2005, AREP’s home fashion segment had revenues of $183.7 million, an operating loss of $5.1 million and depreciation and amortization of $6.9 million.
Gaming
AREP’s indirect wholly-owned subsidiary, American Casino & Entertainment Properties LLC, owns three Las Vegas casinos, Stratosphere Casino Hotel and Tower, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder. AREP also owns approximately 77.5% of GB Holdings, Inc. (“GBH”). The principal asset of GBH is 41.7% of the outstanding common stock of Atlantic Coast Entertainment Holdings Inc. (“Atlantic Holdings”). AREP indirectly owns 58.3% of the common stock of Atlantic Holdings. Atlantic Holdings indirectly owns The Sands Hotel and Casino in Atlantic City, New Jersey.
On September 29, 2005, GBH filed Chapter 11 bankruptcy and, as a result, AREP has determined that it no longer controls GBH for accounting purposes and deconsolidated its investment in GBH. As a result of GBH’s bankruptcy, AREP recorded impairment charges of $52.4 million related to the write-off of the remaining carrying amount of its investment ($6.7 million) and also to reflect a dilution in its effective ownership percentage of Atlantic Holdings, 32.3% of which had been owned through AREP’s ownership of GBH ($45.7 million).
For the third quarter of 2005, AREP’s gaming business had net revenues of $126.2 million, an increase of 5.8% over the third quarter of 2004, operating income of $11.8 million, an increase of 6.2% over the third quarter of 2004, and depreciation and amortization of $9.8 million. Operating income at AREP’s Las Vegas casinos for the third quarter of 2005 was $14.3 million while the Atlantic City casino had an operating loss of $2.5 million.
Oil and Gas
AREP conducts oil and gas operations through its wholly-owned subsidiary, AREP Oil & Gas LLC. AREP Oil & Gas includes AREP’s 50.01% ownership interest in National Energy Group, Inc. (“NEG”), its managing membership interest in NEG Holding LLC (“NEG Holdings”), its indirect membership interest (through NEG) in NEG Holdings, and its 100% ownership interest in TransTexas Gas Corporation and Panaco, Inc., now know as National Onshore, L.P. and National Offshore, L.P., respectively. In July 2005, AREP made an offer to purchase the shares of NEG that it does not already own but such offer has since been rejected by a special committee of NEG’s board of directors. AREP’s oil and gas operations consist of exploration, development, and production operations principally in Texas, Oklahoma, Louisiana and Arkansas and offshore in the Gulf of Mexico.

For the third quarter of 2005, AREP’s oil and gas business had revenues of $(2.4) million, an operating loss of $39.6 million and depreciation, depletion and amortization of $21.8 million. Oil and gas revenue includes the effect of unrealized losses on oil and gas hedges for the quarter of $79.8 million.
Real Estate
AREP’s real estate activities comprise three segments: rental real estate; property development and resort operations. For the third quarter of 2005, real estate activities had revenues of $24.3 million, an increase of 71.1% over the third quarter of 2004, operating income of $5.9 million, an increase of 78.8% compared to the third quarter of 2004, and depreciation and amortization of $1.6 million.
AREP has been marketing for sale portions of its net lease portfolio and, accordingly, carries such properties as “discontinued operations” in its financial statements. For the three months ended September 30, 2005, AREP sold no properties. For the three months ended September 30, 2004, AREP sold 12 properties for proceeds of $13.9 million and recorded a gain from discontinued operations of $9.3 million.
Holding Company Activity
Total general and administrative expenses (including acquisition costs) incurred by the holding company were $3.2 million for the third quarter of 2005. General and administrative expenses were $1.6 million for the third quarter of 2004. Such costs increased principally due to the impact of acquisition costs and higher compensation costs and professional fees.
* * *
Conference Call Information: AREP will hold a conference call to discuss financial and operational results on Wednesday, November 16, 2005 at 9:30 a.m., Eastern Time. The webcast will be broadcast live and may be joined by visiting AREP’s website at http://www.areplp.com. It will also be archived and made available at http://www.areplp.com under the Investor Relations Section. For those wishing to monitor only the audio portion of the webcast, a dial-in number, 1-800-950-0039, has been established. The access code is 14444.
American Real Estate Partners, L.P., a master limited partnership, is a diversified holding company engaged in a variety of businesses. AREP’s businesses currently include home fashion; gaming; oil and gas exploration and production; and real estate.

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. Among these risks and uncertainties are risks related to our home fashion operations, including changes in the availability and price of raw materials, changes in customer preferences and changes in transportation costs and delivery times; risks related to our casino gaming and associated hotel, restaurant and entertainment operations, including the effects of regulation, substantial competition, rising operating costs and economic downturns; risks related to oil and gas exploration and production operations, including costs of drilling, completing and operating wells and the effects of regulation; risks related to our real estate activities including the extent of any tenant bankruptcies and insolvencies, our ability to maintain tenant occupancy at current levels, our ability to obtain, at reasonable costs, adequate insurance coverage, competition for investment properties, and other risks and uncertainties detailed from time to time in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

APPENDIX I
CONSOLIDATED RESULTS OF EARNINGS
In thousands of dollars except per unit data
(unaudited)

	Three Months Ended
	September 30,
	2005	2004
		(Restated)

Revenues	$331,762	$159,499

Operating income (loss)	$(30,156)	$14,334
Interest expense	(27,420)	(18,659)
Interest income	10,871	18,464
Impairment loss from GB Holdings, Inc. bankruptcy	(52,366)	—
Other income (expense), net	(20,224)	842

Pre-tax income (loss)	(119,295)	14,981
Income tax expense	(6,558)	(4,057)

Income (loss) from continuing operations	(125,853)	10,924
Income (loss) from discontinued operations	(252)	10,322

Net earning (loss)	$(126,105)	$21,246

Net earnings (loss) attributable to

Limited partners	$(121,916)	$26,644
General partner	(4,189)	(5,398)

	$(126,105)	$21,246

Net earnings (loss) per LP unit:

Basic earnings (loss):
Income (loss) from continuing operations	$(1.97)	$0.36
Income from discontinued operations	—	0.22

Basic earnings (loss) per LP unit	$(1.97)	$0.58

Weighted average units
Outstanding	61,856,830	46,098,284

Diluted earnings (loss):
Income (loss) from continuing operations	$(1.97)	$0.35
Income (loss) from discontinued operations	—	0.20

Diluted earnings (loss) per L.P. unit	$(1.97)	$0.55

Weighted average units and equivalent units outstanding	61,856,830	51,138,907

APPENDIX II
CONSOLIDATED SUMMARY BALANCE SHEET
(unaudited)
The following table presents AREP’s consolidated summary balance sheet data as of September 30, 2005 and December 31, 2004 ($ in millions):

	September 30,	December 31,
	2005	2004
		(Restated)

Assets
Cash and cash equivalents	$443.3	$806.3
Short-term investments	694.6	99.1
Other current assets	846.2	314.9

	1,984.1	1,220.3

Non-current investments	15.8	251.4
Property, plant and equipment	1,561.4	1,263.9
Other non current assets	109.3	125.6
Intangible assets	24.4	—

	1,710.9	1,640.9

	$3,695.0	$2,861.2

Liabilities
Current liabilities	$506.1	$319.1
Senior notes	1,226.8	683.1
Other long term-term liabilities	416.8	110.5
Preferred limited partnership units	110.7	106.7

	2,260.4	1,219.4

Partners’ equity	1,434.6	1,641.8

	$3,695.0	$2,861.2